CITRINE GLOBAL

CITRINE GLOBAL, CORP. (OTCQB: CTGL) AUG. 2021

About Citrine Global

- We are a U.S. publicly-traded company on OTCQB (symbol: CTGL) and have applied for an uplisting to Nasdaq.
- Our Headquarters and senior management are based in Israel, where we operate via our 100%-owned-subsidiary - CTGL Citrine Global Israel Ltd. - and our 60%-owned-subsidiary - Cannovation Center Israel Ltd.
- We have a strong foothold in Israel through our established contacts with leading universities, researchers, labs, entrepreneurs and companies and we aim to create an ecosystem to promote the botanical and medical cannabis industries.
- We focus on developing Israeli technologies and solutions as a source of innovation for global markets .
- Our strategy consists of acquiring botanical and medical cannabis companies with IP, R&D, patents, and distribution networks from Israel and around the world .

Our Vision

To become a leading global company for wellness & pharma technology solutions in the botanical and medical cannabis industries and to improve people's health and quality of life worldwide.

We created a 5-element strategy to realize our vision to become a leading global company:


3rd Element
The Green Premium product lines;
Developing & Commercializing Wellness & Pharma Products for the Botanical and Medical Cannabis Industries
2nd Element
The Cannovation Center Platfrom
4th Element
Acquiring & Merging Companies,
1st Element
Israeli Technology & Innovation
5th Element
The Market Potential & Global Network

We own 60% of Cannovation Center Israel Ltd., which developed :

- A unique platform for an operational center that creates an eco-system for the botanical and medical cannabis industries and is built with Israeli government support.
- The Green Premium product lines for the botanical and medical cannabis markets.


All, images, illustrations, and diagrams are for visual purposes only.

About Cannovation Center Israel Ltd.

Cannovation Center Israel developed a unique platform aimed to create an eco-system for the botanical and medical cannabis industries and is being built with Israeli government support.



The Cannovation Center will include laboratories for botanical and cannabis research, plant genetics, pharmacological research, product development and facilities for preclinical and clinical trials, certified factories for cannabis, health and wellness products, storage, packaging, distribution, and consultancy services for strategy and business development.

Cannovation center aims to create an eco-system for Israeli & world-wide partners, market leaders, companies, and technologies in the fields of botanicals and medical cannabis to become a global leading center.

Our strategy includes various business models to bring to market innovative pharma & wellness technologies, solutions & products for the botanical and medical cannabis industries.

We developed the Green Premium Product Lines that include:

- The Green Botanicals Family: Dozens of herbal formulas and supplements.
- The Green Medical Cannabis Family: Premium high quality medical cannabis inflorescences and oils.
- The Green CBD & Hemp Family: Cosmetic products, beverages, food supplements, and more.



Market Potential:


WELLNESS
SUPPLEMENTS
NATURAL FOODS & COSMETICS
Target Markets
PHARMACEUTICAL CANNABIS
BOTANICALS
MEDICAL CANNABIS

Botanical Market $225 billion Expected in 2027 1)	Medical Cannabis $104 billion Expected in 2027 3)
CBD Market $89 billion Expected in 2026 2)	Natural Cosmetics $54 billion Expected in 2027 4)

Sources:
1) Grand View Research on Botanical Market
2) Global Market Insights CBD Market
3) Prohibition Partners Global Cannabis Report
4) Formula Botanica Research on Organic Beauty Market